Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512	(281) 331-6154

TEAM, INC. REPORTS STRONG RESULTS FOR SECOND QUARTER FISCAL YEAR 2008;

ANNOUNCES EUROPEAN ACQUISITION; AND RAISES FULL YEAR GUIDANCE

ALVIN, TX, January 7, 2008 — Team Inc., (NASDAQ: TISI) today reported a 43 percent increase in net income to $7.8 million ($0.40 per diluted share) for its second quarter ended November 30, 2007 compared to net income of $5.5 million ($0.29 per diluted share) for the corresponding prior year quarter. For the current year second quarter, total revenues increased 47 percent to $122.3 million. Net income for the six months ended November 30, 2007 was $11.3 million ($0.58 per diluted share), up $4.3 million or 62 percent from the prior year. Revenues for the same six month period were $225.8 million, up $76.9 million or 52 percent from the prior year period.

“We continue to be very pleased with our business growth and development throughout North America and are well positioned for continued growth here” reported Phil Hawk, Chairman and CEO. “And with today’s announcement of a planned acquisition of a European industrial service company with whom we have had a twenty year relationship, we are now well positioned to expand our services in Europe, as well.”

Discussion of Second Quarter Performance

Team’s fiscal year 2008 second quarter revenues for the period ending November 30, 2007 were $122.3 million compared to $83.2 million in the prior year quarter. The current period results include $15.9 million of revenues attributable to the recent Aitec acquisition. Excluding the effect of the Aitec acquisition, Team’s second quarter revenues organically grew 28 percent versus the prior year period. Team achieved significant revenue growth in both of its divisions. Revenues for Team’s TCM Division (Team’s inspection and field heat treating service lines, inclusive of Aitec) were $73.4 million for the current period, up $29.4 million or 67 percent from the prior year period. Excluding the impact of the Aitec acquisition, TCM Division organic revenue growth in the quarter was 31 percent. Revenues for Team’s TMS Division (Team’s mechanical service lines of leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting and field valve repair) for the current period were $48.9 million, up $9.7 million or 25 percent from the prior year period. The demand across both divisions was broad based with significant growth in nearly all regions and service lines.

Operating income for the period increased 41 percent to $14.6 million. Operating profit as a percentage of sales was 12 percent similar to the prior year period.

Planned Acquisition of European Industrial Services Business

Team also announced that it expects to complete the purchase of Leak Repairs Specam (“LRS”), a specialty industrial services company from the GTI Group in the The Netherlands. GTI is an affiliate of the Suez Group. LRS, which is headquartered in Vlissingen, The Netherlands, currently provides a range of services similar to those offered by Team’s TMS division including on-stream leak sealing, hot tapping, fugitive emissions monitoring, field machining, and bolting services. It is a market leader in the Benelux region with current annual revenues of approximately $22 million from five service locations in The Netherlands and Belgium. For the past twenty years, LRS has been a licensee of Team’s leak repair, hot tapping, and fugitive emissions technologies. The entire management team of LRS and its 90 employees will be joining Team. The purchase price of the acquisition is approximately $18 million subject to possible working capital adjustments. Team expects to finance the entire transaction from its current credit facility. The transaction is fully negotiated and documented and is pending only a few final approvals which are expected to be completed this week.

“We are delighted that the LRS team is joining Team Industrial Services. Given our twenty year relationship, we are very familiar with this high quality company and its management team. We look forward to building upon this successful business base and service network as we pursue future European growth opportunities,” said Mr. Hawk. “Given its relative small size, we do not expect the new LRS business to be materially accretive to our earnings for the remainder of this fiscal year,” continued Mr. Hawk.

Team Raises Full Year Guidance

Reflecting the strong results and continued positive outlook, Team has raised its earnings guidance for the full fiscal year ending May 31, 2008. Team now projects that its revenues for the full year will be approximately $450 million and that earnings will be $1.10 to $1.20 per fully diluted share. This new range reflects approximately a 5 percent increase from Team’s previous guidance. The revenue estimate does not include the potential impact of the LRS acquisition. “We are pleased with the results we have achieved in the first half of the year and remain optimistic about our future prospects,” said Phil Hawk.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, January 8, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 1-877-826-1586 and use conference code 20163231.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 80 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. Recently named by Forbes Magazine as one of the 200 best small companies, and by Fortune Magazine as one of the 100 fastest growing public companies, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs, based on current information known to the Company, and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers, regulatory changes and legal proceedings, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended November 30,		Six Months Ended November 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$122,310	$83,185	$225,798	$148,924
Operating expenses	80,456	52,769	151,637	96,716

Gross margin	41,854	30,416	74,161	52,208

Selling, general and administrative expenses	27,301	20,103	51,840	38,222

Operating income	14,553	10,313	22,321	13,986

Interest expense, net	1,713	1,121	3,464	2,142

Earnings before income taxes	12,840	9,192	18,857	11,844

Provision for income taxes	5,024	3,725	7,529	4,855

Net income	$7,816	$5,467	$11,328	$6,989

Earnings per common share:
Basic	$0.43	$0.31	$0.63	$0.40

Diluted	$0.40	$0.29	$0.58	$0.37

Weighted average number of shares outstanding:
Basic	18,164	17,412	18,044	17,354

Diluted	19,685	18,884	19,550	18,794

Continuing operations data:

Revenues comprised of:
TCM Division	$73,396	$43,987	$133,195	$77,611
TMS Division	48,914	39,198	92,603	71,313

	$122,310	$83,185	$225,798	$148,924

Gross margin comprised of:
TCM Division	$23,369	$14,611	$40,295	$24,128
TMS Division	18,485	15,805	33,866	28,080

	$41,854	$30,416	$74,161	$52,208

Operating income comprised of:
Industrial Services	$18,600	$13,496	$30,062	$20,761
Corporate	(4,047)	(3,183)	(7,741)	(6,775)

	$14,553	$10,313	$22,321	$13,986

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

NOVEMBER 30, 2007 AND MAY 31, 2007

(in thousands)

	November 30, 2007	May 31, 2007
	(unaudited)
Current assets	$136,156	$107,513

Property, plant and equipment, net	47,247	35,166

Other non-current assets	53,075	28,375

Total assets	$236,478	$171,054

Current liabilities	$44,882	$37,284

Long term debt net of current maturities	88,659	48,774

Other non-current liabilities and minority interests	1,778	793

Stockholders’ equity	101,159	84,203

Total liabilities and stockholders’ equity	$236,478	$171,054